SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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EPIMMUNE INC.

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EPIMMUNE REPORTS FINANCIAL RESULTS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2005

Filed by Epimmune Inc. pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.
PRESS RELEASE
On August 8th, 2005, Epimmune issued the following press release announcing its financial results for the quarter and six months ended June 30, 2005.
EPIMMUNE REPORTS FINANCIAL RESULTS FOR THE QUARTER
AND SIX MONTHS ENDED JUNE 30, 2005
SAN DIEGO, August 8, 2005 – Epimmune Inc. (Nasdaq: EPMN) today announced its financial results for the quarter and six months ended June 30, 2005.
Revenue for the quarter and six months ended June 30, 2005 was $1.2 million and $3.1 million, respectively, compared to $1.9 million and $4.4 million for the same periods in 2004. Net loss for the quarter and six months ended June 30, 2005 was $1.7 million and $4.1 million, respectively, or $0.11 and $0.25 per basic and diluted share, respectively. This compares with a net loss of $0.9 million and $1.4 million for the same periods in 2004, or $0.06 and $0.09 per basic and diluted share, respectively. During the quarter ended June 30, 2005, cash and cash equivalents declined by $2.6 million to an ending balance of $3.0 million. Financial details appear in the accompanying schedules.
The decrease in revenue during the second quarter of 2005 compared to the same period in 2004 was primarily due to lower reimbursements under National Institutes of Health (NIH) grants and contracts as a result of completion of several programs and lower reimbursable expenses on the Company’s HIV contract with the NIH. The decrease in revenue during the six months ended June 30, 2005 compared to the corresponding period in 2004 was due to the reasons cited above for the quarter, as well as a decrease in related party revenue. The decrease in related party revenue was mainly a result of lower milestone revenue than during the 2004 period when the Company received a milestone payment from its partner at the time, Genencor International, when Genencor filed an Investigational New Drug (IND) application for a Hepatitis B vaccine candidate on which the Company collaborated. Payments received from the Company’s previous collaboration with Genencor, which owns an equity position in Epimmune, were recorded as related party revenue. In March 2004, Genencor assigned its rights under the collaboration agreement to Innogenetics. Innogenetics does not own an equity position in Epimmune and, therefore, is not a related party and reimbursements under the collaboration agreement are now recorded as contract revenue.
Research and development (R&D) expenses for the quarter and six months ended June 30, 2005 were $2.0 million and $4.7 million, respectively, compared to $2.2 million and $4.6 million for the same periods in 2004. The decrease in R&D expenses during the quarter ended June 30, 2005 compared to the quarter ended June 30, 2004 was primarily due to lower labor and related personnel costs and lower outside sponsored research costs as a result of completing work on several NIH grants and contracts. The increase in R&D expenses during the six months ended June 30, 2005 compared to the corresponding period in 2004 was primarily due to increases in subcontract costs incurred under NIH grants and contracts as well as the Company’s ongoing Phase II clinical trial in non-small cell lung cancer (NSCLC) patients, which began in late 2004. These increases were partially offset by lower labor and related personnel costs and lower outside sponsored research costs as a result of several NIH grants and contracts that are now complete.

General and administrative (G&A) expenses were $0.4 million and $0.9 million for the quarter and six months ended June 30, 2005, respectively, compared to $0.5 million and $1.2 million for the corresponding periods in 2004. The decrease in G&A expenses in both the quarter and six-month periods ended June 30, 2005 was primarily as a result of lower non-cash, stock based compensation charges during 2005 and lower consultant and general legal expenses.
The Company recorded $0.6 million and $1.7 million in transaction expenses during the quarter and six months ended June 30, 2005, respectively, associated with its proposed business combination with Immuno-Designed Molecules, S.A., or IDM. These expenses included investment banking advisory fees, and accounting, legal and printing fees.
About Epimmune Inc.
Epimmune Inc., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body’s immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune’s therapeutic vaccine candidates have been designed to treat disease by stimulating the body’s immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company’s prophylactic vaccine candidates have been designed to protect against disease by teaching the body’s immune system to react quickly when exposed to infectious agents. Epimmune’s technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.
Where You Can Find Additional Information About Epimmune’s Proposed Combination with IDM
Epimmune has filed a proxy statement concerning its proposed combination with IDM with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement related to the proposed transaction because it contains important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Epimmune with the SEC at the SEC’s website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to Epimmune’s Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.
Information Concerning Participation in Epimmune’s Proxy Solicitation
Epimmune and IDM and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Epimmune with respect to the proposed transaction between Epimmune and IDM. Information regarding Epimmune’s executive officers and directors is included in Epimmune’s Annual Report on Form 10-K/A for the year ended December 31, 2004. This document is available free of charge at the SEC’s website at http://www.sec.gov and from Epimmune at http://www.epimmune.com. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between Epimmune and IDM by reviewing the Proxy Statement related to the transaction filed with the SEC.

Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events, including statements regarding the potential closing of the proposed transaction between Epimmune and IDM and the expected advantages of combining Epimmune and IDM. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, including, but not limited to, Epimmune not obtaining shareholder approval of the transaction, the increase in its authorized capital or the reverse split of Epimmune common stock; the possibility that Epimmune’s appeal of NASDAQ’s determination that the company’s plan to achieve compliance with the NASDAQ listing requirements was not sufficiently definitive will not be successful, that the conditions to NASDAQ’s approval of the listing of the combined company’s shares for trading on the NASDAQ National Market will not be satisfied or that the combined company will not be able to meet the continued listing requirements after the closing of the transaction; that Epimmune will forego business opportunities while the transaction is pending; that prior to the closing of the proposed transaction the business of the company, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that combining Epimmune and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that Epimmune and IDM may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. Additional factors that may cause actual results to differ materially include risks regarding whether the company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, risks associated with completing clinical trials of product candidates, the risks involved in the regulatory approval process for the company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the company will be sufficient to fund operations as planned, reliance on key employees, especially senior management; the uncertainty of the company’s future access to capital; the risk that the company may not secure or maintain relationships with collaborators, and the company’s dependence on intellectual property. These factors are more fully discussed in Epimmune’s Annual Report on Form 10-K/A for the year ended December 31, 2004, Proxy Statement concerning Epimmune’s proposed business combination with IDM filed with the SEC on June 30, 2005, and other periodic reports filed with the SEC. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
EPIMMUNE INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenues:
License fees and milestones	$116	$127	$230	$224

Research grants and contract revenue	1,132	1,736	2,851	3,190
Related party revenue	—	—	—	1,026

Total revenues	1,248	1,863	3,081	4,440

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Costs and expenses:
Research and development	1,972	2,232	4,658	4,639

General and administrative	412	522	880	1,180

Business combination transaction costs	574	—	1,662	—

Total costs and expenses	2,958	2,754	7,200	5,819

Loss from operations	(1,710)	(891)	(4,119)	(1,379)

Interest income, net	22	22	58	26

Other income (expense), net	(3)	(3)	(8)	(4)

Net loss	$(1,691)	$(872)	$(4,069)	$(1,357)

Net loss per share — basic and diluted	$(0.11)	$(0.06)	$(0.25)	$(0.09)

Shares used in computing net loss per share — basic and diluted	16,024	15,782	16,020	14,619

CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$3,038	$7,006
Other current assets	1,038	2,888

Total current assets	4,076	9,894

Restricted cash	354	354
Property and equipment, net	899	1,032
Patents and other assets, net	3,388	3,527

Total assets	$8,717	$14,807

Liabilities and stockholders’ equity:
Current liabilities	$1,415	$3,481
Other liabilities	202	210
Stockholders’ equity	7,100	11,116

Total liabilities and stockholders’ equity	$8,717	$14,807